Exhibit 10.6

AMENDMENT NO. 1 TO THE

AIA DOCUMENT A141-2004

STANDARD FORM OF AGREEMENT BETWEEN

OWNER AND DESIGN-BUILDER

THIS AMENDMENT NO. 1 TO THE AIA DOCUMENT A141-2004 STANDARD FORM OF AGREEMENT BETWEEN OWNER AND DESIGN-BUILDER (the “Amendment”) is made and entered into as of the 19th day of March, 2007, by and between SUPERIOR ETHANOL, LLC (“Owner”) and AGRA INDUSTRIES, LLC (“Design-Builder”).

RECITALS

A.

The parties entered into an agreement captioned “AIA DOCUMENT A141-2004 STANDARD FORM OF AGREEMENT BETWEEN OWNER AND DESIGN-BUILDER” on or about the 1st day of August, 2006 (the “Agreement”).

B.

The parties desire to amend specified provisions contained in the Agreement and agree to additional terms and conditions relating to the parties arrangements, all as described below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

2.

Without altering or amending any other part of Section 3.2, the first two paragraphs of Section 3.2 are hereby amended to read in their entirety as follows:

§ 3.2 The Contract Time shall be measured from the date of commencement, subject to adjustments of this Contract Time as provided in the Design-Build Documents. The Design-Builder shall pay schedule liquidated damages ("Schedule Liquidated Damages") in the amount of $7,500.00 per day for each day after the Required Substantial Completion Date, defined in Section 3.3 below, that the Work is not substantially complete through no fault of Owner or Owner’s Subcontractors. Schedule Liquidated Damages will stop accruing once Substantial Completion is reached. The Schedule Liquidated Damages to Design-Builder shall be capped at $2.000.000.00 (the "Schedule Liquidated Damages"). Payment of Schedule Liquidated Damages shall be in addition to and not be in lieu of any liability of Design-Builder under this Agreement with respect to price guarantee or obligation to pay all design, construction, start-up, commissioning, and testing costs associated with making corrections in the event of a performance shortfall or warranty claims under the general conditions of contract and neither shall the Schedule Liquidated Damages cap apply to any such liability or obligation.

Delta T Corporation is providing Owner an efficacy or performance warranty (the "Performance Warranty") based on certain Owner approved performance requirements (the "Performance Guarantees") applicable to the Facility upon completion and once it commences processing operations. The Performance Guarantees are attached hereto as Schedule 3.2. Design-Builder shall be liable if the Performance Guarantees are not achieved as a result of Design-Builder’s actions or omissions.

3.

Section 4.4.3.1 of the Agreement is hereby amended to read in its entirety as follows:

The sum of the Cost of the Work and the Design-Builder's Fee is guaranteed by the Design-Builder not to exceed Fifty-One Million, Seven Hundred Three Thousand, Two Hundred Seventy Six Dollars ($51,703,276), subject to additions and deductions by changes in the Work as provided in the Design-Build Documents. Such maximum sum is referred to in the Design-Build Documents as the Guaranteed Maximum Price. Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Design-Builder without reimbursement by the Owner. Owner will supply medium voltage pad mounted transformers, backup generators, rail, power to site, water treatment, and RO System. Owner supplied items are not included in the Guaranteed Maximum Price.

As part of the Guaranteed Maximum Price, the Design-Builder has prepared and attached as Schedule 4.4.3.1A hereto and incorporated herein, a Schedule of Values (the “Schedule of Values”) that allocates the entire proposed Guaranteed Maximum Price among the various portions of the Work, except that the Design-Builder's Fee shall be shown as a separate line item. The Schedule of Values shall be prepared in such form and supported by such data to substantiate its accuracy as the Owner may reasonably require. The Schedule of Values shall be used as a basis for reviewing Design-Builder's Applications for Payment.

Owner acknowledges additional project costs as a part of this amendment of $1,302,265 consisting of increase in the cost of steel piping and sheet metal over the agreed upon cost in the contract, delay days relative to receipt of the new loan commitment from project lenders, and weather and contract delay days from inception of the contract through the date of this amendment and including any increase to Design Builder’s fee as a result of such additional costs.

Design Builder has agreed to the following for payment of the $1,302, 265 in additional project costs:

a.

$500,000 of the approximate $1,700,000 in Design Builder’s budget for project roads will be allocated to the additional project costs, thereby leaving $1,200,000 in the budget for completion of project roads.

b.

Owner will pay an additional $250,000 not in Design Builder’s budget to be applied to reduction in the additional project costs.

c.

The original contingency amount of $4,000,000 will be reduced to a new amount of $2,350,000 and the balance of the additional project costs, after deduction of a. and b. above, of $552,265 will be deducted from the new contingency amount.  This will leave a balance of $1,797,735 in the contingency account minus any previous and duly authorized use of the contingency amount.  The changes referenced in this section will be documented through the appropriate change order.

Design-Builder shall not receive a Design-Builder's Fee for increases that result in use of the contingency fund.

Use of the contingency fund shall not be considered when determining any savings in the Guaranteed Maximum Price. Any savings in the Guaranteed Maximum Price (net of Design-Builder receiving 100% of the Design-Builder's Fee) shall be allocated fifty-five percent (55%) to Design-Builder and forty-five percent (45%) to Owner.

The Agra Cost Estimate is attached hereto as Schedule 4.4.3.1.B.

4.

Without altering or amending any other part of Section 5.1.2, the second paragraph of Section 5.1.2. is hereby amended to read in its entirety as follows:

There shall be a Seven Million Five Hundred Ninety-Five Thousand Three Hundred Twenty-Eight Dollar ($7,595,328) payment (the "Mobilization Payment"). The Mobilization Payment is based on ten percent (10%) of each line item as set forth on the Schedule of Values. As actual cost exceeds ten percent (l0%) of a line item, Design-Builder may include such additional costs in amounts owed to the Design-Builder under the Agreement. The Mobilization Payment will be implemented as the last ten percent (10%) of each line item rather than at the time of delivery of the Notice to Proceed under the Agreement.

5.

Without altering or amending any other part of Section 5.4.2, Sections 5.4.2.1, 5.4.2.2 and 5.4.2.3 are hereby amended to read in their entirety as follows:

1.

Take that portion of the Guaranteed Maximum Price properly allocable to completed Work as determined by multiplying the percentage of completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the Work in the Schedule of Values less retainage of ten percent (10%) until the total combined retainage under the terms of the Agreement and the Delta-T Contract (as defined herein at paragraph 7) equals Five Million Five Hundred Thousand Dollars ($5,500,000). Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute shall be included as provided in Section A.7.3.8 of Exhibit A, Terms and Conditions;

2.

Add that portion of the Guaranteed Maximum Price properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work, or if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing, less retainage of ten percent (10%) until the total combined retainage under the terms of the Agreement and the Delta-T Contract (as defined herein at paragraph 7) equals Five Million Five Hundred Thousand Dollars ($5,500,000);

3.

Add the Design-Builder’s Fee, less retainage of ten percent (10%) until the total combined retainage under the terms of the Agreement and the Delta-T Contract (as defined herein in paragraph 7) equals Five Million Five Hundred Thousand Dollars ($5,500,000). The Design-Builder’s Fee shall be computed upon the Cost of the Work described in the two preceding sections at the rate stated in Section 4.4.2 or, if the Design-Builder’s Fee is stated as a fixed sum in that section, shall be an amount that bears the same ratio to that fixed-sum fee as the Cost of the Work in the two preceding sections bears to a reasonable estimate of the probable Cost of the Work upon its completion.

Owner shall release to Design-Builder on the actual date of Substantial Completion all retainage less an amount (the “Required Retainage Holdback”) which is the greater of (i) one half of Design-Builder’s proportionate share of the total combined retainage under the terms of the Agreement and the Delta-T Contract (as defined herein at paragraph 7) or (ii) an amount, as reasonably determined by Owner, equal to the estimated liability of Design-Builder for all liquidated damage hereunder. Any remaining retainage shall be paid upon final completion of the Work, but subject to holdback for punchlist items;

Any usual and customary fees and interest to be paid by Design-Builder in the event Design-Builder is required to borrow any portion of the $1,500,000 increase in retainage to maintain positive cash flow for the project will be paid by Owner.

6.

A New Errors and Omissions Insurance (“E&O”) project specific insurance policy of $10,000,000, from Design-Builder will be underwritten for the Project in a form that is reasonably satisfactory to Owner’s lender(s).  This will be in addition to the $5,000,000 E&O policy currently maintained independently by Design Builder. Owner will pay the premiums for the new project specific E&O policy. Design-Builder will provide Owner’s lender(s) with evidence of such insurance in a form requested by such lender(s).

6.1  Delta-T will increase their E&0 practice policy to $10,000,000 with an additional $5,000,000 umbrella, for the cost of Sixty Thousand Dollars ($60,000) to be paid for by Owner through a Change Order.  To the extent possible, Delta-T will direct project coverage for any of the above specifically to the Superior Ethanol project.  In addition, should project specific allocation become available during the construction of the Superior plant from Delta-T's E&0 insurer they will make such coverage available on a priority basis to Superior.

7.

 Owner hereby accepts and acquires from Design-Builders, and Design-Builders hereby assigns, conveys, transfers and sets over to Owner, all of Design-Builder’s right, title, interest, powers, privileges, responsibilities obligations and undertakings contained in and to the AIA Document A142-2004 Standard Form of Agreement Between Design-Builder and Contractor entered into by Design-Builder and Delta-T Corporation, dated July, 2006 (the “Delta-T Contract”).

8.

Design-Builder and Owner shall, contemporaneously with the execution of this Amendment, enter into a Construction Management Agreement, in substantially to form attached hereto as Exhibit A, whereby Design-Builder will act as construction manager for the administration of the Delta-T Contract and receive an eight percent (8%) fee based on the Stipulated Sum set forth in the Delta-T Contract as a construction management fee, as further described in the attached agreement.

9.

Subcontractors on the list attached hereto as Exhibit B, with the exception of Central States, Design-Builder, Merrill Fabricating, and Delta-T will be bonded.  Any new subcontracts to be endorsed by Design-Builder for the construction of the Project will include bonding.  Owner will pay for the fees associated with the cost of bonding the subcontractors plus an eight percent (8%) fee to Design-Builder on the bonding costs.  The subcontractor list will be completed for the balance of the project costs with Owner to include those portions and the costs thereof to be self performed by Design-Builder and/or Merrill Fabricating.

10.

Delta-T Corporation will provide a list of its suppliers and each supplier supplying materials in excess of Two Hundred Fifty Thousand Dollars ($250,000), will provide for bonding on its equipment for the Project, to the extent they are bondable.  Bonding costs to be paid by Owner, plus an eight percent (8%) fee to Delta-T Corporation on the bonding costs. Manufacturer Guarantees in lieu of bonding will be acceptable, subject to Lender’s approval.

11.

Design-Builder will pledge the 33,334 shares of Green Plains Renewable Energy, Inc. common stock that it holds to CoBank and/or the other banks and/or institutions that are providing Owner with construction financing (collectively, the “Lenders”) relating to the Project as additional collateral relating to Design-Builder’s liquidated damages under the Agreement. The pledge agreement shall be in such form as is reasonably requested by the Lenders.

12.

Change orders will be executed by Owner, contemporaneously with the execution of this Amendment, to change the notice to proceed start date of the Agreement to a date thirty (30) days after the current established date and for an amount equal to $___, representing Design-Builder’s administrative and legal costs to conclude this Amendment. The change order will be in substantially the form attached hereto as Exhibit C. If the Project debt financing commitment is not approved by Lender on or before February 28, 2007, Owner and Design-Builder will agree to an equitable adjustment to the start date in addition to the thirty (30) days set forth herein, but in no event more than daily for each day beyond the above date that a binding commitment for the financing is not in place.

13.

The schedule of values and the budget cost for the project will be revised to be in substantially the same form as attached hereto as Exhibit D, to reflect any additional cost for the changes as reflected herein.  All additional costs including Design-Builder’s and Owner’s cost associated with bonding or insurance premiums shall be deducted from the amounts held by Owner for sub guard insurance premiums and the contingency for those costs increased for Design-Builder’s subcontracts currently in place, steel pricing, and Owner for increased railroad costs. The remaining balance in the contingency account will be set aside for any remaining general contingency items for the project.

14.

In the event there is any inconsistency between any Design-Build Document and this Addendum, then the terms of this Addendum shall control.

15.

The Agreement shall remain in full force and effect and shall remain unaltered, except to the extent specifically amended herein.

16.

This Amendment may be signed in several counterparts, through the use of multiple signature pages appended to each original, and all such counterparts shall constitute one and the same instrument.  Any counterpart to which is attached the signatures of all parties shall constitute an original of this Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

“OWNER” SUPERIOR ETHANOL, LLC By /s/ Dan E. Christensen Its: Manager	“DESIGN-BUILDER” AGRA INDUSTRIES, LLC By /s/ Pat Hinner Its: President

AGREED AND APPROVED, with respect to Sections 2, 6.1, 7,  8 and 10 only.

DELTA-T CORPORATION

By /s/ Robert L. Swain

Its: President

EXHIBIT A

Construction Management Agreement

THIS CONSTRUCTION MANAGEMENT AGREEMENT (the “Agreement”) is made and entered into as of the 16th day of March, 2007, by and between SUPERIOR ETHANOL, LLC (“Owner”) and AGRA INDUSTRIES, LLC (“Construction Manager”).

1.

RELATIONSHIP OF PARTIES; RESPONSIBILITIES OF CONSTRUCTION MANAGER.

1.1

The Construction Manager accepts the relationship of trust and confidence established with the Owner by this Agreement, and covenants with the Owner to furnish the Construction Manager's reasonable skill and judgment in furthering the interests of the Owner. The Construction Manager shall furnish construction administration and management services and use the Construction Manager's best efforts to manage the work being performed for Owner under that certain AIA Document A142-2004 Standard Form of Agreement Between Design-Builder and Contractor (the “Delta-T Contract”) entered into by Delta-T Corporation (“Delta-T”) dated July, 2006 in an expeditious and economical manner consistent with the interests of the Owner.

1.2

The Construction Manager shall schedule and conduct meetings at which the Owner, Construction Manager and Delta-T can discuss the status of the work relating to the Delta-T Contract (the “Work”). The Construction Manager shall prepare and promptly distribute meeting minutes.

1.3

The Construction Manager shall provide monthly written reports to the Owner on the progress of the Work. The Construction Manager shall maintain a daily log containing a record of whether, work accomplished, problems encountered and other similar relevant data as the Owner may reasonably require. The log shall be available to the Owner.

1.4

The Construction Manager shall develop a system of cost control for the Work, including regular monitoring of actual costs for activities in progress and estimates for uncompleted tasks and proposed changes. The Construction Manager shall identify variances between actual and estimated costs and report the variances to the Owner at regular intervals.

1.5

The Construction Manager's representatives are: ___________

1.6

The representatives listed in 1.5 shall substantially perform the services described in this Agreement.  The Construction Manager shall obtain the Owner's consent to any changes in key personnel. The Construction Manager shall submit a written request for such a change, accompanied by qualification data for the proposed replacement(s), to the Owner at least 5 days prior to making the proposed change. Consent by the Owner will not be unreasonably withheld.

2.

COMPENSATION; RECORDS; AUDIT.

2.1

For the services described in this Construction Management Agreement, Construction Manager's compensation shall be eight percent (8%) of the Delta T contract, which is Twenty Four Million, Two Hundred Fifty Thousand Dollars ($24,250,000). Construction Manager’s receipt of the portion of the mobilization fee that relates to the Delta T contract is hereby acknowledged.

2.2

Each party shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Agreement and the accounting and control systems of each party shall be reasonably satisfactory to the other party. Each party and its accountants shall be afforded access to the other party’s records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to the Project, and each party shall preserve these for a period of three years after final payment, or for such longer period as may be required by law.

3.

MISCELLANEOUS.

3.1

Construction Manager is an independent contractor of Owner under this Agreement, and nothing herein shall be construed to create a partnership, joint venture, or agency relationship between the parties hereto. Neither party shall have the authority to enter into agreements of any kind on behalf of the other party with respect to the subject matter of this Agreement or otherwise to bind or obligate such other party in any manner to any third party.

3.2

Each party hereto represents and warrants that (1) it has full power and authority to undertake the obligations set forth in this Agreement, and (2) it has not entered into any other agreements that would render it incapable of satisfactorily performing its obligations hereunder or that would place it in a position of conflict of interest or be inconsistent or in conflict with its obligations hereunder.

3.3

Each party hereto agrees that it shall comply with all applicable laws and regulations of governmental bodies or agencies in its performance of its obligations under this Agreement. Construction Manager represents that it is acting on its own behalf, and not as an agent for or on behalf of any third party, in entering into this Agreement, and further agrees that it may not assign its rights or obligations under this Agreement without the prior written consent of Owner.

3.4

All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective when deposited in the U.S. mail, postage prepaid, and addressed to the other party at the address noted above, unless by such notice a different address shall have been designated.

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3.5

All questions concerning the validity, operation, interpretation, and construction of this Agreement will be governed by and determined in accordance with the laws of the State of Iowa.

3.6

Neither party hereto shall by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall not be construed or constitute a continuing waiver of such breach or of other breaches of the same or other provisions of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

“OWNER” SUPERIOR ETHANOL, LLC By /s/ Dan E. Christensen Its: Manager	“CONSTRUCTION MANAGER” AGRA INDUSTRIES, LLC By Pat Hinner Its: President

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EXHIBIT B

(List of Bonded Subcontractors)

Purpose	Amount	Subcontractor Name	Sub Contract Status	Bondable	Comments
Process electrical	$6,920,826	Van Ert Electric	Issued	yes-full amt.	Bonding cost: $68,820
Metal Buildings	$3,959,471	Keller	Issued	yes-full amt.	Bonding cost: $30,000
Concrete tank foundations	$799,302	Lewis Construction	Issued	pending	pending
Process mechanical	$11,898,000	Central States	Issued	no	n/a
Corn unloading	$3,911,834	Mid-States Millwrights	Issued	yes-full amt.	pending
Process design	$24,250,000	Delta-T	Issued	no	pending

EXHIBIT C

(Form of Change )

EXHIBIT D

(Updated Schedule of Values)